Exhibit 99.1

FOR IMMEDIATE RELEASE

Syneos Health Reports Fourth Quarter and Full Year 2019 Results
Highlights
•GAAP revenue of $1,213.0 million and $4,675.8 million for the three and twelve months ended December 31, 2019, representing growth of 5.9% and 6.5% compared to the same periods in 2018, respectively.
•Adjusted revenue of $1,214.5 million and $4,682.2 million for the three and twelve months ended December 31, 2019, representing growth of 5.8%, or 6.0% on a constant currency basis, and 6.3%, or 7.2% on a constant currency basis, compared to the same periods in 2018, respectively.
•Net new business awards of $1,793.2 million and $5,453.6 million for the three and twelve months ended December 31, 2019, representing a book-to-bill ratio of 1.48x and 1.16x, respectively.
▪Clinical Solutions segment net new business awards of $1,312.0 million and $4,148.0 million for the three and twelve months ended December 31, 2019, representing a book-to-bill ratio of 1.46x and 1.21x, respectively.
▪Commercial Solutions segment net new business awards of $481.2 million and $1,305.6 million for the three and twelve months ended December 31, 2019, representing a book-to-bill ratio of 1.53x and 1.04x, respectively.
•GAAP diluted earnings per share of $0.86 and $1.25 for the three and twelve months ended December 31, 2019, respectively.
•Adjusted diluted earnings per share of $1.03 and $3.23 for the three and twelve months ended December 31, 2019, representing growth of 8.4% and 12.5%, respectively.
•Adjusted EBITDA of $188.6 million and $645.2 million for the three and twelve months ended December 31, 2019, representing growth of 9.0% and 8.0% compared to the same periods in 2018, respectively.
•Repaid $67.0 million of term loan debt, resulting in a net leverage ratio of 3.9x, and redeemed the $400.0 million of 7.5% Senior Unsecured Notes during the three months ended December 31, 2019.
•Reaffirming full-year 2020 guidance: revenue of $4,880.0 million to $5,000.0 million, adjusted EBITDA of $680.0 million to $720.0 million, and adjusted diluted earnings per share of $3.58 to $3.78.
MORRISVILLE, N.C. -- February 20, 2020 -- Syneos Health (Nasdaq:SYNH), a leading biopharmaceutical solutions organization combining a Contract Research Organization and a Contract Commercial Organization, today reported financial results for the three and twelve months ended December 31, 2019.

“During the fourth quarter, we realized strong net awards in both our Clinical and Commercial segments, reinforcing our unique, integrated value proposition,” said Alistair Macdonald, Chief Executive Officer, Syneos Health. “Our Clinical Solutions segment closed the year strongly, returning to market level growth for the year while expanding profitability, and our Commercial segment experienced record awards. We continue to realize strong customer engagement across the model, including a record new business pipeline in Clinical Solutions at the start of 2020, and are well positioned to accelerate the delivery of our customers’ therapies worldwide."

Fourth Quarter 2019 Results
Please refer to the "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Measures" included in this press release and accompanying tables for important disclosures about non-GAAP measures and a reconciliation of these measures to the nearest GAAP measures.
For the three months ended December 31, 2019, GAAP revenue increased 5.9% to $1,213.0 million and adjusted revenue increased 5.8% to $1,214.5 million from the same period in the prior year. On a constant currency basis, adjusted revenue increased 6.0%. This increase was driven by revenue growth in Clinical Solutions, as discussed below.
For the three months ended December 31, 2019, Clinical Solutions GAAP revenue increased 9.5% to $899.3 million, and adjusted revenue increased 9.3% to $900.9 million from the same period in the prior year. On a constant currency basis, adjusted revenue increased 9.7%. This increase was primarily due to higher revenue from net new business awards, partially offset by the negative impact of fluctuations in foreign currency exchange rates.
For the three months ended December 31, 2019, Commercial Solutions GAAP and adjusted revenue decreased 3.3% to $313.7 million from the same period in the prior year. On a constant currency basis, adjusted revenue decreased 3.4%. This decrease was primarily due to the impact of project cancellations and delays from earlier in 2019 and a decline in medication adherence revenue, partially offset by higher revenue from net new business awards.
GAAP net income for the three months ended December 31, 2019 was $91.1 million, resulting in diluted earnings per share of $0.86, compared to GAAP net income of $45.7 million, or diluted earnings per share of $0.44, for the three months ended December 31, 2018. The increases in GAAP net income and diluted earnings per share were primarily due to the release of a significant portion of our valuation allowance related to domestic deferred tax assets.
Adjusted net income for the three months ended December 31, 2019 was $108.6 million, resulting in adjusted diluted earnings per share of $1.03, representing growth of 8.4% from the prior year. The increases in adjusted net income and adjusted diluted earnings per share were primarily due to growth in adjusted EBITDA and lower interest expense.
Adjusted EBITDA for the three months ended December 31, 2019 increased 9.0% to $188.6 million from the prior year, representing an increase in adjusted EBITDA margin from 15.1% to 15.5%. This increase in adjusted EBITDA was driven primarily by overall revenue growth and an increase in net realized cost synergies, partially offset by the impact of growth in reimbursable out-of-pocket expenses and a decline in medication adherence revenue.
Net new business awards were $1,793.2 million and $5,453.6 million for the three and twelve months ended December 31, 2019, representing a book-to-bill ratio of 1.48x and 1.16x, respectively. Clinical Solutions net new business awards were $1,312.0 million and $4,148.0 million for the three and twelve months ended December 31, 2019, representing a book-to-bill ratio of 1.46x and 1.21x, respectively. Commercial Solutions net new business awards were $481.2 million and $1,305.6 million for the three and twelve months ended December 31, 2019, representing a book-to-bill ratio of 1.53x and 1.04x, respectively. These net new business awards contributed to an ending backlog of $8,904.2 million as of December 31, 2019, comprised of $8,220.0 million for Clinical Solutions and $684.2 million for the Deployment Solutions offering within Commercial Solutions.

Full Year 2019 Results
For the year ended December 31, 2019, GAAP revenue increased 6.5% to $4,675.8 million and adjusted revenue increased 6.3% to $4,682.2 million from the prior year. On a constant currency basis, adjusted revenue increased 7.2%. This increase was driven by revenue growth in both Clinical Solutions and Commercial Solutions, as discussed below.
For the year ended December 31, 2019, Clinical Solutions GAAP revenue increased 6.6% to $3,421.6 million and adjusted revenue increased 6.3% to $3,428.0 million from the prior year. On a constant currency basis, adjusted revenue increased 7.4%. This increase was primarily due to higher revenue from net new business awards, partially offset by the negative impact of fluctuations in foreign currency exchange rates.
For the year ended December 31, 2019, Commercial Solutions GAAP revenue increased 6.4% to $1,254.2 million and adjusted revenue increased 6.3% to $1,254.2 million from the prior year. On a constant currency basis, adjusted revenue increased 6.7%. This increase was primarily due to higher revenue from net new business awards including European expansion and the Company’s acquisition of Kinapse, partially offset by a decline in medication adherence revenue and the negative impact of fluctuations in foreign currency exchange rates.
GAAP net income for the year ended December 31, 2019 was $131.3 million, resulting in diluted earnings per share of $1.25, compared to net income of $24.3 million, or diluted earnings per share of $0.23, for the year ended December 31, 2018. The increases in GAAP net income and diluted earnings per share were primarily due to the growth in income before provision for income taxes and the release of a significant portion of our valuation allowance related to domestic deferred tax assets.
Adjusted net income for the year ended December 31, 2019 was $339.3 million, resulting in adjusted diluted earnings per share of $3.23, representing growth of 12.5% from the prior year. The increases in adjusted net income and adjusted diluted earnings per share were primarily due to growth in adjusted EBITDA.
Adjusted EBITDA for the year ended December 31, 2019 increased 8.0% to $645.2 million from the prior year, representing an increase in adjusted EBITDA margin from 13.6% to 13.8%. This increase in adjusted EBITDA and related margin was driven primarily by overall revenue growth, an increase in net realized cost synergies, and a favorable impact from fluctuations in foreign currency exchange rates, partially offset by the impact of growth in reimbursable out-of-pocket expenses and a decline in medication adherence revenue.
Capital Management Update
During the three and twelve months ended December 31, 2019, the Company repaid $67.0 million and $250.4 million of principal of its term loans, respectively, net of refinancing transactions. These repayments were partially offset by additional borrowings of $105.6 million under the Company's accounts receivable financing agreement, which bears a lower interest rate than the term loans. In addition, the Company used the proceeds from the delayed draw of $400.0 million on the existing Term Loan A facility along with cash on hand to redeem all of the 7.5% Senior Unsecured Notes due 2024 for $403.0 million.
During the three months ended December 31, 2019, the Company did not repurchase any shares of common stock. During the year ended December 31, 2019, the Company repurchased 1,322,900 shares of common stock for a total purchase price of $56.7 million. On December 5, 2019, the Board approved an increase to the Company's share repurchase authorization from $250.0 million to $300.0 million and extended the term of the program to December 31, 2020. Accordingly, as of December 31, 2019, the Company had remaining repurchase authorization of $168.3 million, which is available through the end of 2020.
Full Year 2020 Business Outlook
The Company's guidance takes into account a number of factors, including existing backlog, current sales pipeline, trends in cancellations and delays, and estimated synergies from the merger with inVentiv Health, net of reinvestments. Furthermore, the guidance presented below is based on current foreign currency exchange rates, current interest rates, and the Company's expected non-GAAP effective tax rate of approximately 24.0%. The guidance is based upon the Company's estimated number of weighted average diluted shares outstanding, and does not take into account any share repurchases in 2020. The Company's reaffirmed full year 2020 guidance is outlined below:

	Low	High
	(in millions, except per share data)
Revenue (a)	$4,880	$5,000
Clinical Solutions	3,585	3,655
Commercial Solutions	1,295	1,345
Adjusted EBITDA	680	720
Adjusted diluted EPS	$3.58	$3.78
(a) Revenue guidance assumes current foreign currency exchange rates as of December 31, 2019.
Important disclosures in this earnings release about and reconciliations of historical and forward-looking non-GAAP measures, to the nearest corresponding GAAP measures are provided below under "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Measures.”
Webcast and Conference Call Details
Syneos Health will host a conference call at 8:00 a.m. ET on February 20, 2020, to discuss its fourth quarter and full year 2019 financial results. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.syneoshealth.com. To participate via phone, please dial +1 877 930 8058 within the United States or +1 253 336 7551 outside the United States approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 9077637.
An archived replay of the conference call is expected to be available online at investor.syneoshealth.com after 1:00 p.m. ET on February 20, 2020. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 855 859 2056 within the United States or +1 404 537 3406 outside the United States. The audio replay ID is 9077637.
About Syneos Health
Syneos Health® (Nasdaq:SYNH) is the only fully integrated biopharmaceutical solutions organization. The Company, including a Contract Research Organization (CRO) and Contract Commercial Organization (CCO), is purpose-built to accelerate customer performance to address modern market realities. Syneos Health brings together approximately 24,000 clinical and commercial minds with the ability to support customers in more than 110 countries. The Company shares insights, uses the latest technologies, and applies advanced business practices to speed its customers’ delivery of important therapies to patients. To learn more about how Syneos Health is shortening the distance from lab to life® visit syneoshealth.com.

Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including anticipated financial results for the full year 2020 and plans for capital deployment. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: reliance on key personnel; principal investigators and patients; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; the Company's ability to adequately price its contracts and not overrun cost estimates; any adverse effects from the Company's customer or therapeutic area concentration; the Company's ability to maintain or generate new business awards; the Company's ability to increase its market share, grow its business, and execute its growth strategies; the Company's backlog not being indicative of future revenues and its ability to realize the anticipated future revenue reflected in its backlog; fluctuations in the Company's operating results and effective income tax rate; risks related to the Company's information systems and cybersecurity; changes and costs of compliance with regulations related to data privacy; risks related to the United Kingdom’s planned withdrawal from the European Union; risks related to the Company's transfer pricing policies; failure to perform services in accordance with contractual requirements, regulatory requirements and ethical considerations; risks relating to litigation and government investigations; risks associated with the Company's early phase clinical facilities; insurance risk; risks of liability resulting from harm to patients; success of investments in the Company's customers’ business or drugs; foreign currency exchange rate fluctuations; risks associated with acquired businesses, including the ability to integrate acquired operations, products, and technologies in our business; risks related to the Company's income tax expense and tax reform; risks relating to the Company's intellectual property; risks associated with the Company's acquisition strategy; failure to realize the full value of goodwill and intangible assets; restructuring risk; potential violations of anti-corruption and anti-bribery laws; risks related to the Company's dependence on third parties; downgrades of the Company's credit ratings; competition in the biopharmaceutical services industry; changes in outsourcing trends; regulatory risks; trends in the Company's customers’ businesses; the Company's ability to keep pace with rapid technological change; risks related to the Company's indebtedness; fluctuations in the Company's financial results and stock price; and other risk factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and other SEC filings, copies of which are available free of charge on the Company's website at investor.syneoshealth.com. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), this press release contains certain non-GAAP financial measures, including adjusted revenue, segment adjusted revenue, adjusted net income (including adjusted diluted earnings per share), EBITDA, adjusted EBITDA, adjusted EBITDA margin, and non-GAAP effective tax rate. We also present adjusted revenue growth in constant currency. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period's foreign currency exchange rates measured against the comparative period's reported revenues.
A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts from the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company.
The Company defines adjusted revenue and segment adjusted revenue as GAAP revenue and segment revenue, respectively, adjusted to include revenue eliminated as a result of purchase accounting.
The Company defines adjusted net income (including adjusted diluted earnings per share) as net income (including diluted earnings per share) excluding acquisition-related deferred revenue adjustments; acquisition-related amortization; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; gain or loss on extinguishment of debt; other income (expense), net; the income tax effect of the above adjustments; and the impact of the base erosion and anti-abuse tax.

EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as EBITDA, further adjusted to exclude expenses and transactions that the Company believes are not representative of its core operations, namely: acquisition-related deferred revenue adjustments; restructuring and other costs; transaction and integration-related expenses; share-based compensation expense; other income (expense), net; and gain or loss on extinguishment of debt. The Company presents EBITDA and adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's ability to fund capital expenditures and meet working capital requirements.
Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results because they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted net income (including adjusted diluted earnings per share) and adjusted EBITDA are used by management and the Board to assess the performance of the Company's business.
Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact: Ronnie Speight Senior Vice President, Investor Relations Phone: +1 919 745 2745 Email: Investor.Relations@syneoshealth.com	Press/Media Contact: Danielle DeForge Executive Director, External Communications Phone: +1 781 425 2624 Email: danielle.deforge@syneoshealth.com

Syneos Health, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Revenue	$1,212,954	$1,145,472	$4,675,815	$4,390,116

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization)	927,900	873,808	3,645,905	3,434,310
Selling, general, and administrative expenses	112,421	109,885	446,281	406,305
Restructuring and other costs	2,384	9,146	42,135	50,793
Transaction and integration-related expenses	26,509	3,037	61,275	64,841
Depreciation	18,869	18,934	76,532	72,158
Amortization	41,510	51,194	165,933	201,527
Total operating expenses	1,129,593	1,066,004	4,438,061	4,229,934
Income from operations	83,361	79,468	237,754	160,182

Other expense, net:
Interest income	1,481	188	7,542	3,686
Interest expense	(28,320)	(32,974)	(129,820)	(130,701)
Gain (loss) on extinguishment of debt	14,750	(239)	10,395	(4,153)
Other (expense) income, net	(53,527)	13,143	(24,162)	28,244
Total other expense, net	(65,616)	(19,882)	(136,045)	(102,924)
Income before provision for income taxes	17,745	59,586	101,709	57,258
Income tax benefit (expense)	73,305	(13,916)	29,549	(32,974)
Net income	$91,050	$45,670	$131,258	$24,284

Earnings per share:
Basic	$0.88	$0.44	$1.27	$0.23
Diluted	$0.86	$0.44	$1.25	$0.23
Weighted average common shares outstanding:
Basic	103,813	103,298	103,618	103,414
Diluted	105,378	104,819	105,005	104,701

Syneos Health, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per share data)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash, cash equivalents, and restricted cash	$163,689	$155,932
Accounts receivable and unbilled services, net	1,303,641	1,256,731
Prepaid expenses and other current assets	94,834	79,299
Total current assets	1,562,164	1,491,962
Property and equipment, net	203,926	183,486
Operating lease right-of-use assets	218,531	—
Goodwill	4,350,380	4,333,159
Intangible assets, net	973,081	1,133,612
Deferred income tax assets	37,012	9,317
Other long-term assets	108,701	103,373
Total assets	$7,453,795	$7,254,909
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$136,686	$98,624
Accrued expenses	568,911	563,527
Deferred revenue	696,907	777,141
Current portion of operating lease obligations	38,055	—
Current portion of finance lease obligations	17,777	13,806
Current portion of long-term debt	58,125	50,100
Total current liabilities	1,516,461	1,503,198
Long-term debt	2,550,395	2,737,019
Operating lease long-term obligations	218,343	—
Finance lease long-term obligations	36,914	26,759
Deferred income tax liabilities	11,101	25,120
Other long-term liabilities	90,927	106,669
Total liabilities	4,424,141	4,398,765

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.01 par value; 30,000 shares authorized, 0 shares issued and outstanding at December 31, 2019 and 2018	—	—
Common stock, $0.01 par value; 600,000 shares authorized, 103,866 and 103,372 shares issued and outstanding at December 31, 2019 and 2018, respectively	1,039	1,034
Additional paid-in capital	3,441,471	3,402,638
Accumulated other comprehensive loss, net of tax	(71,593)	(88,195)
Accumulated deficit	(341,263)	(459,333)
Total shareholders' equity	3,029,654	2,856,144
Total liabilities and shareholders' equity	$7,453,795	$7,254,909

Syneos Health, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$131,258	$24,284
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	242,465	273,685
Share-based compensation	55,193	34,323
Provision for (recovery of) doubtful accounts	1,897	(4,587)
(Benefit from) provision for deferred income taxes	(40,069)	240
Foreign currency transaction adjustments	11,166	(16,165)
Fair value adjustment of contingent obligations	17,260	(11,590)
(Gain) loss on extinguishment of debt	(10,395)	4,153
Other non-cash items	2,766	2,849
Changes in operating assets and liabilities, net of effect of business combinations:
Accounts receivable, unbilled services, and deferred revenue	(120,389)	(97,621)
Accounts payable and accrued expenses	28,316	60,024
Other assets and liabilities	(987)	33,853
Net cash provided by operating activities	318,481	303,448
Cash flows from investing activities:
Payments associated with business combinations, net of cash acquired	(712)	(90,890)
Purchases of property and equipment	(63,973)	(54,595)
Investments in unconsolidated affiliates	(16,976)	—
Net cash used in investing activities	(81,661)	(145,485)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount	582,000	—
Payments of debt financing costs	(2,636)	(3,062)
Repayments of long-term debt	(437,936)	(390,646)
Proceeds from accounts receivable financing agreement	127,815	187,700
Repayments of accounts receivable financing agreement	(22,400)	(18,300)
Redemption of Senior Notes and associated breakage fees	(418,112)	—
Payments of contingent consideration related to business combinations	(178)	(23,102)
Payments of finance leases	(14,493)	(15,423)
Payments for repurchases of common stock	(56,716)	(74,985)
Proceeds from exercises of stock options	40,322	21,821
Payments related to tax withholdings for share-based compensation	(13,135)	(3,359)
Net cash used in financing activities	(215,469)	(319,356)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(13,594)	(4,651)
Net change in cash, cash equivalents, and restricted cash	7,757	(166,044)
Cash, cash equivalents, and restricted cash - beginning of period	155,932	321,976
Cash, cash equivalents, and restricted cash - end of period	$163,689	$155,932

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Adjusted revenue:
Revenue, as reported	$1,212,954	$1,145,472	$4,675,815	$4,390,116
Acquisition-related deferred revenue adjustment (a)	1,594	2,937	6,375	13,480
Adjusted revenue	$1,214,548	$1,148,409	$4,682,190	$4,403,596

Segment adjusted revenue:
Clinical Solutions revenue, as reported	$899,289	$821,247	$3,421,596	$3,211,202
Acquisition-related deferred revenue adjustment (a)	1,594	2,937	6,375	12,666
Clinical Solutions adjusted revenue	$900,883	$824,184	$3,427,971	$3,223,868

Commercial Solutions revenue, as reported	$313,665	$324,225	$1,254,219	$1,178,914
Acquisition-related deferred revenue adjustment (a)	—	—	—	814
Commercial Solutions adjusted revenue	$313,665	$324,225	$1,254,219	$1,179,728

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
EBITDA and adjusted EBITDA:
Net income, as reported	$91,050	$45,670	$131,258	$24,284
Interest expense, net	26,839	32,786	122,278	127,015
Income tax (benefit) expense	(73,305)	13,916	(29,549)	32,974
Depreciation	18,869	18,934	76,532	72,158
Amortization (b)	41,510	51,194	165,933	201,527
EBITDA	104,963	162,500	466,452	457,958
Acquisition-related deferred revenue adjustment (a)	1,594	2,937	6,375	13,480
Restructuring and other costs (c)	2,384	9,146	42,135	50,793
Transaction and integration-related expenses (d)	26,509	3,037	61,275	64,841
Share-based compensation (e)	14,329	8,278	55,193	34,232
Other expense (income), net (f)	53,527	(13,143)	24,162	(28,244)
(Gain) loss on extinguishment of debt (g)	(14,750)	239	(10,395)	4,153
Adjusted EBITDA	$188,556	$172,994	$645,197	$597,213
Adjusted EBITDA margin	15.5%	15.1%	13.8%	13.6%

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Adjusted net income:
Net income, as reported	$91,050	$45,670	$131,258	$24,284
Acquisition-related deferred revenue adjustment (a)	1,594	2,937	6,375	13,480
Amortization (b)	41,510	51,194	165,933	201,527
Restructuring and other costs (c)	2,384	9,146	42,135	50,793
Transaction and integration-related expenses (d)	26,509	3,037	61,275	64,841
Share-based compensation (e)	14,329	8,278	55,193	34,232
Other expense (income), net (f)	53,527	(13,143)	24,162	(28,244)
(Gain) loss on extinguishment of debt (g)	(14,750)	239	(10,395)	4,153
Income tax adjustment to normalized rate (h)	(85,057)	(22,547)	(121,627)	(79,600)
Impact of base erosion and anti-abuse tax (i)	(22,531)	15,054	(15,054)	15,054
Adjusted net income	$108,565	$99,865	$339,255	$300,520

Diluted weighted average common shares outstanding	105,378	104,819	105,005	104,701

Adjusted diluted earnings per share	$1.03	$0.95	$3.23	$2.87
a.Represents non-cash adjustments resulting from the revaluation of deferred revenue and the subsequent elimination of revenue in purchase accounting in connection with business combinations.
b.Represents the amortization of intangible assets associated with acquired customer relationships, backlog, and trademarks.
c.Restructuring and other costs consist primarily of: (i) severance costs associated with a reduction/optimization of our workforce in line with our expectations of future business operations; (ii) termination costs in connection with abandonment and closure of redundant facilities and other lease-related charges; and (iii) consulting costs incurred for the continued consolidation of legal entities and restructuring of our contract management process to meet the requirements of accounting regulation changes.
d.Represents fees associated with business combinations, stock repurchases and secondary stock offerings, debt placement and refinancings, and other corporate transactions costs.
e.Represents non-cash share-based compensation expense related to awards granted under equity incentive plans.
f.Other expense (income) is comprised primarily of foreign currency exchange gains and losses.
g.(Gain) loss on extinguishment of debt is associated with debt prepayments and refinancing activities.
h.Represents the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using an estimated effective tax rate of approximately 24.0% for the three and twelve months ended December 31, 2019, 17.7% for the three months ended December 31, 2018, and 24.5% for the twelve months ended December 31, 2018. These rates have been adjusted to exclude tax impacts related to valuation allowances recorded against deferred tax assets.
i.Represents the net income tax (benefit) expense recorded as a result of the base erosion and anti-abuse tax.

Syneos Health, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP
Full Year 2020 Guidance
(in millions, except per share data)
(unaudited)

	Low	High
EBITDA and Adjusted EBITDA:
GAAP net income	$176.7	$201.6
Adjustments (a):
Interest expense, net	106.0	108.0
Income tax expense	54.3	65.4
Depreciation	78.0	80.0
Amortization	148.0	148.0
EBITDA	563.0	603.0
Restructuring and other costs	32.0	32.0
Transaction and integration-related expenses	18.0	18.0
Share-based compensation	67.0	67.0
Adjusted EBITDA	$680.0	$720.0
(a)Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of associated income tax deduction.

	Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High
Adjusted net income and adjusted diluted earnings per share:
GAAP net income and diluted earnings per share	$176.7	$201.6	$1.67	$1.89
Adjustments:
Amortization (a)	148.0	148.0	1.40	1.40
Restructuring and other costs (a)	32.0	32.0	0.30	0.30
Transaction and integration-related expenses (a)	18.0	18.0	0.17	0.17
Share-based compensation (a)	67.0	67.0	0.63	0.63
Income tax effect of above adjustments (b)	(62.3)	(64.9)	(0.59)	(0.61)
Adjusted net income and adjusted diluted earnings per share (c)(d)	$379.4	$401.7	$3.58	$3.78
(a)Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of associated income tax deduction.
(b)Income tax expense is calculated and the adjustments are tax-affected at an approximate effective rate of 24.0%, which represents the Company's estimated full year non-GAAP effective tax rate.
(c)Guidance for Adjusted Diluted EPS incorporates interest expense based upon an assumed one-month LIBOR of 2.1% through the end of 2020.
(d)Guidance for Adjusted Diluted EPS is based on an expectation of a fully diluted weighted average share count for FY 2020 of approximately 106.2 million shares, which will vary by quarter.